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                                                                      EXHIBIT 99









                       PRESS RELEASE DATED MARCH 22, 1999


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                                 [PRESS RELEASE]


         SARASOTA, FL, March 22, 1999 - RISCORP, Inc., today announced that it had been awarded an additional $57.3 million by an independent accounting and actuarial firm retained by RISCORP and Zenith Insurance Company pursuant to the Asset Purchase Agreement under which RISCORP sold substantially all of its assets to Zenith in April 1998. This award, together with the $35 million previously paid by Zenith, brings the total purchase price to $92.3 million. Under the terms of the Asset Purchase Agreement, Zenith is required to pay the additional amount by March 26, 1999, plus interest thereon of 6.13% per annum, from April 1, 1998 through the payment date. Upon payment of the award by Zenith, a total of $13.8 million will be held in escrow to secure any indemnification obligations of RISCORP to Zenith for breaches of representations and warranties contained in the Asset Purchase Agreement.

         The determination as to the additional purchase price to be paid by Zenith was set forth in a report issued by the independent accountants and actuaries. RISCORP continues to evaluate the report, as well as the basis for the adjustments made in connection with this determination.

         Prior to the issuance of this determination, both RISCORP and Zenith had filed separate causes of action alleging various breaches of the provisions of the Asset Purchase Agreement. This litigation is proceeding.

                           FORWARD-LOOKING INFORMATION

         This press release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The words "believe," "estimate," "expect," "intend," "anticipate," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. RISCORP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual events may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements or anticipated future events, which are subject to a number of risks and uncertainties beyond the control of the Company. These risks and uncertainties include but are not limited to the following: (i) uncertainties with respect to the payment by Zenith of the balance of the purchase price when due, (ii) uncertainties with respect to the enforceability of the decision of the Independent Expert, (iii) the inherent uncertainties associated with litigation, and (iv) other risks detailed herein and from time to time in RISCORP's other reports and filings with the Securities and Exchange Commission.